May, 2001




Dear Shareholders,

         This letter provides a brief update on our financial performance through the first quarter of 2001 and other news of Wintrust Financial Corporation. Our April 20, 2001 news release of our earnings for the quarter ended March 31, 2001 is also attached for your information.

HIGHLIGHTS FOR FIRST QUARTER OF 2001

     We again achieved record earnings for this quarter while assets also increased to record levels. Here is a summary of our financial results and accomplishments for the three months ending March 31, 2001:

     o Net income of $3.9 million for the quarter ended March 31, 2001 increased 25% over the first quarter of 2000;

     o On a per share basis, net income totaled $0.44 per diluted common share for the first quarter of 2001, a 26% increase as compared to year ago;

     o Excluding a required charge for a change in an accounting principle, net income increased 33% over the prior year and earnings per diluted common share increased 34%;

     o Return on average equity increased to 15.39% from 13.32% for the prior year quarter;

     o Total assets rose to $2.17 billion as of March 31, 2001, an increase of $395 million, or 22%, compared to a year ago;

     o Total deposits were $1.92 billion as of March 31, 2001, an increase of $383 million, or 25%, compared to a year ago;

     o Total loans grew to $1.66 billion as of March 31, 2001, an increase of $348 million, or 27%, compared to a year ago;

     o Net overhead ratio declined to 1.75% from 1.84% in the prior year quarter; and

     o In February 2001, we opened a new branch in McHenry, Illinois under the name, McHenry Bank & Trust. This gives Crystal Lake Bank & Trust a total of four facilities in the fast growing McHenry County area. MB&T is also off to a very fast start as folks from McHenry are beginning to experience community banking the way it ought to be.

INCOME AND EARNINGS

         Although the interest rate environment was quite volatile in the first quarter with substantial rate cuts by the Federal Reserve Bank, we were able to maintain a relatively stable net interest margin and net interest income increased 25% as compared to the prior year.

         Non-interest income showed a sharp increase in the first quarter and totaled $6.9 million, an increase of 60% over the prior year. The growth in this category was mainly a result of a higher level of fees from originating and selling residential mortgage loans into the secondary market and enhanced fee income received from covered call option transactions which are designed to increase the returns on certain U.S. Treasury and agency securities held in the Company's investment portfolio.

         Non-interest expenses totaled $16.0 million for the first quarter of 2001 representing an increase of 32% over a year ago. These increases are attributable to the general growth of the Company's balance sheet and costs associated with supporting our additional fee revenue.

         Also, the first quarter of 2001 earnings included a cumulative effect of a change in accounting principle for interest rate cap contracts, which resulted in an after-tax charge of $254,000. Without this required change in accounting practice, our earnings per share would have been $0.03 higher on a diluted share basis. This change in accounting principle was simply a change in the timing of recognizing the cost of our interest rate cap contracts and not an economic loss to the Company.

YEAR-TO-DATE PERFORMANCE VERSUS GOAL

         At Wintrust, we set aggressive goals and evaluate our performance versus those goals. Reaching these financial goals over the next few years will make our Company a high performing bank relative to its peers. We have made good progress towards achieving most of these goals and expect continued improvement as our young franchises-- the de novo community banks, and our other subsidiaries Wintrust Asset Management, First Insurance Funding and Tricom--mature. The following performance statistics indicate that we are making overall improvement in these areas.

                                                                        QUARTER ENDED
                                              -------------------------------------------------------------------
                                                MARCH        DEC.        SEPT.      JUNE    MARCH 31,    DEC.
                                                 31,          31,         30,       30,                   31,
                                     GOAL        2001        2000       2000(1)     2000      2000       1999
                                     ----        ----        ----       ----        ----      ----       ----





Core Net Interest Margin (2)       4 - 4.5%     3.94%        3.93%       3.92%     3.94%      3.84%      3.75%

Net Overhead Ratio                 1.5 - 2%     1.75%        1.90%       1.90%     1.89%      1.84%      1.89%

Return on Average Equity           20 - 25%    15.39%       15.44%      14.74%    13.86%     13.32%     12.66%

Return on Average Assets               1.5%     0.75%        0.75%       0.75%     0.75%      0.73%      0.68%

Earnings per diluted
   Common share                                 $0.44        $0.43       $0.41     $0.37      $0.35      $0.32

Non-Performing Assets
   as a percent of total assets                 0.64%        0.46%       0.35%     0.33%      0.41%      0.41%
----------------------------

(1) Excludes the impact of a one-time charge of to $2.7 million to its third quarter earnings.

(2) By definition, our Core Net Interest Margin excludes the impact of interest expense associated with the Company's Trust Preferred Securities offerings.

NON-PERFORMING ASSETS

         Relative to the problems some other banks are having, our core loan portfolio is very solid. The level of non-performing assets in our core banking loan portfolio remained low and very manageable at $2.5 million, or 0.22% of the core banking loan portfolio. The non-performing assets in the indirect auto portfolio remained fairly constant at approximately $600,000, or 0.31% of that portfolio. The Tricom finance receivable portfolio had only $112,000 of non-performing assets.

         Non-performing premium finance receivables increased to $10.7 million, or 3.22% of that portfolio. The increase in non-performing premium finance receivables over the course of recent quarters is primarily a result of a proportionately large number of delinquent accounts associated with new business derived from a marketing arrangement entered into in July, 1999. Management identified the issue in the second half of 2000 and began to take corrective measures to eliminate a significant number of these new business relationships that were generating disproportionately high delinquencies. Specifically, the Company has eliminated more than 1,300 relationships with insurance agents that were referring new business to our premium finance subsidiary. These agents represented about 30% of our transactions but only accounted for 13% of the total dollar amount of our premium finance loan volume. The volume of work associated with those small balance accounts placed an increased burden on the collection efforts of the premium finance subsidiary. The impact of this prior business is still reflected in the non-performing asset totals as these accounts customarily take 60-150 days to convert the collateral held by insurance company into cash collections. Because of the longer-term nature of converting the collateral to cash, we believe our corrective actions and increased resources devoted to collections should result in significant improvement during the second quarter of 2001 and that the non-performing totals have reached their peak in the first quarter. As such, the delinquency levels should show improvement over the next two quarters.

DE NOVO EXPANSION ACTIVITIES

         Our seventh separately chartered de novo bank, Northbrook Bank & Trust, is off to a terrific start after opening in November 2000. At the writing of this report, they have assets over $45 million and are ahead of their earning goals as well. That's remarkable given that they are operating out of a very small temporary facility with no drive-through location. NB&T recently broke ground on their new permanent main bank facility with an attached drive-through at the corner of Shermer Road and Waukegan Road. Their grand opening is scheduled for early 2002.

     We have also made good progress on a number of new branches for our existing banks.

     o Renovation of a new facility in Winnetka, which will be an upgrade from the current branch, is coming along fine. That facility should be opened during the summer.

     o Construction has started on Hoffman Estates Community Bank, a branch of Barrington Bank & Trust. This beautiful facility is scheduled to open in the latter half of 2001.

     o As noted above, in February, we opened a new facility in McHenry, Illinois.

     o Wauconda Community Bank, a branch of Libertyville Bank & Trust, has just broken ground on a new permanent main bank and drive-through facility on our property centrally located across the street from the big bank competitor in town.

NEW INVESTOR RELATIONS WEB SITE

         Check out our new state-of-the-art investor relations web site at www.wintrust.com. It is powered by PR Newswire, the same firm that distributes financial press releases. We created a new look and utilized some advanced web navigation features that are befitting a progressive company like Wintrust Financial Corporation. The new site also allows for e-mail alerts for news releases and stock price targets. Hope you like it. Please let us know any comments you might have.

ANNUAL MEETING

         The 2001 Annual Meeting of Shareholders will be held on Thursday, May 24, 2001 at 10:00 a.m. at the Hyatt Deerfield Hotel at 1750 Lake Cook Road in Deerfield, Illinois. You should have already received your 2000 Annual Report to Shareholders and proxy statement. If you have not done so already, please return the proxy card or vote via the telephone or the internet. We hope to see you at our annual meeting. We will look forward to providing you with additional details about our improving results and presenting to you our strategy for the future.

SUMMARY

         In summary, we are very pleased with the continued growth in earnings and assets in the first quarter. We are working diligently to continue our unique growth story while improving our earnings level. We remain comfortable that we will be able to meet or exceed the analysts' consensus earnings estimate for 2001 of $1.84 per share.

                                  Yours truly,




     /s/ John S. Lillard                         /s/ Edward J. Wehmer
     ---------------------                       -----------------------
         John S. Lillard                             Edward J. Wehmer
         Chairman                                    President and CEO




--------------------------------------------------------------------------------
FORWARD-LOOKING STATEMENTS
--------------------------------------------------------------------------------
This letter contains forward-looking statements related to the Company's financial performance that are based on estimates. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Actual results could differ materially from those addressed in the forward-looking statements due to factors such as changes in economic conditions, competition, or other factors that may influence the anticipated growth rate of loans and deposits, the quality of the loan portfolio and loan and deposit pricing, unanticipated changes in interest rates that negatively impact net interest income, future events that may cause unforeseen loan or lease losses, slower than anticipated development and growth of Tricom and the new trust and investment business, unanticipated changes in the temporary staffing industry, the ability to adapt successfully to technological changes to compete effectively in the marketplace, the ability to attract and retain experienced senior management, and the ability to recover on the loss resulting from the fraudulent loan scheme perpetrated against the Company's premium finance subsidiary. Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements.
--------------------------------------------------------------------------------

                         Wintrust Financial Corporation
                727 North Bank Lane, Lake Forest, Illinois 60045


NEWS RELEASE

FOR IMMEDIATE RELEASE                                             April 20, 2001
---------------------

FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Executive Vice President & Chief Financial Officer
(847) 615-4096
Website address:  www.wintrust.com


                     WINTRUST FINANCIAL CORPORATION REPORTS
                     --------------------------------------
             RECORD FIRST QUARTER EARNINGS AHEAD 25% OVER PRIOR YEAR
             -------------------------------------------------------


         LAKE FOREST, ILLINOIS -- Wintrust Financial Corporation ("Wintrust") (Nasdaq: WTFC) announced record quarterly net income of $3.9 million for the quarter ended March 31, 2001, an increase of $782,000, or 25%, over the $3.1 million recorded in the first quarter of 2000. On a per share basis, net income for the first quarter of 2001 totaled $0.44 per diluted common share, a $0.09 per share, or 26%, increase as compared to the 2000 first quarter total of $0.35 per diluted common share. Included in the first quarter of 2001, is a cumulative effect of a change in accounting for interest rate caps, which resulted in an after-tax charge of $254,000, or $0.03 per diluted share. The return on average equity for the first quarter of 2001 increased to 15.39% from 13.32% for the prior year quarter.

         Total assets rose to $2.17 billion at March 31, 2001, an increase of $395 million, or 22%, compared to $1.77 billion a year ago, and an increase of $64 million, or 3%, since December 31, 2000. Total deposits as of March 31, 2001 were $1.92 billion, an increase of $383 million, or 25%, as compared to $1.53 billion at March 31, 2000, and an increase of $90 million, or 5%, since year-end 2000. Total loans grew to $1.66 billion as of March 31, 2001, a $348 million, or 27%, increase over the $1.31 billion balance as of a year ago, and a $98 million, or 6%, increase since December 31, 2000.

         For the first quarter of 2001, net interest income totaled $17.3 million and increased $3.4 million, or 25%, as compared to the prior year quarterly total of $13.9 million. Non-interest income totaled $6.9 million for the first quarter of 2001 and increased $2.6 million, or 60%, over the first quarter of 2000. The increase was mainly a result of increases in fees from originating and selling residential mortgage loans into the secondary market and from
                                      - 5 -
fees from ongoing transactions designed to increase the returns on certain U.S. Treasury and agency securities in the Company's investment portfolio. Partially offsetting these increases was a decline in gains on the sale of premium finance receivables. Non-interest expense totaled $16.0 million for the first quarter of 2001 and increased $3.9 million, or 32%, over the first quarter of 2000. Increases are attributable to the general growth of the Company's balance sheet and fee-based businesses. The net overhead ratio declined to 1.75% from 1.84% in the prior year quarter.

         "We are very pleased with the continued growth in earnings and assets in the first quarter," commented Edward J. Wehmer, President and Chief Executive Officer. "We are working diligently to continue our unique growth story while improving our earnings level and we remain comfortable that we will be able to meet or exceed the analysts' consensus earnings estimate for 2001 of $1.84 per share."

         Wintrust's key operating measures continue to show impressive growth rates in 2001 as compared to the prior year as evidenced by the table below:

                                                                  Quarter            Quarter
                                                                   Ended              Ended             Percent
        In thousands, except per share data                       3/31/01            3/31/00          Improvement
        -----------------------------------                       -------            -------          -----------

        Net income                                                  $  3,904           $  3,122          25.1%
        Net income per common share - Diluted                       $   0.44           $   0.35          25.7%

        Net revenues                                                $ 24,126           $ 18,146          33.0%
        Net interest income                                         $ 17,276           $ 13,868          24.6%

        Net interest margin                                            3.67%              3.65%           0.5%
        Core net interest margin(1)                                    3.94%              3.84%           2.6%
        Net overhead ratio                                             1.75%              1.84%           4.9%
        Return on average assets                                       0.75%              0.73%           2.7%
        Return on average equity                                      15.39%             13.32%          15.5%

        Total assets                                              $2,166,630         $1,771,891          22.3%
        Total loans, net of unearned income                       $1,655,543         $1,307,796          26.6%
        Total deposits                                            $1,916,756         $1,533,661          25.0%

        Book value per common share                                 $  12.29           $  10.83          13.5%

(1) Core net interest margin excludes interest expense associated with the Company's Trust Preferred Securities.

         Wintrust is a financial services holding company whose common stock is traded on the Nasdaq Stock Market(R). Its seven suburban Chicago community bank subsidiaries, each of which was founded as a de novo bank since December 1991, are located in high income retail markets -- Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company and Northbrook Bank & Trust Company. The banks also operate facilities in Lake Bluff, Highwood, Glencoe, Winnetka, Clarendon Hills, Western Springs, Skokie, Wauconda and McHenry, Illinois. Additionally, the Company operates three non-bank subsidiaries. First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the United States, serves commercial loan customers throughout the country. Wintrust Asset Management Company, a trust subsidiary, allows Wintrust to service customers' trust and investment needs at each banking location. Tricom, Inc. of Milwaukee provides short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Currently, Wintrust operates a total of 29 banking offices and is in the process of constructing several additional branch facilities. All of the Company's banking subsidiaries are locally managed with large local boards of directors. Wintrust Financial Corporation has been one of the fastest growing de novo bank groups in Illinois.

WINTRUST FINANCIAL CORPORATION
SELECTED FINANCIAL HIGHLIGHTS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

------------------------------------------------------------------------------------------------------------------
                                                                                       THREE MONTHS
                                                                                      ENDED MARCH 31,
                                                                                  2001                2000
------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL CONDITION DATA
  (AT END OF PERIOD):
  Total assets                                                                    $ 2,166,630         $ 1,771,891
  Total deposits                                                                    1,916,756           1,533,661
  Total loans, net of unearned income                                               1,655,543           1,307,796
  Notes payable                                                                        38,875              14,050
  Long-term debt - trust preferred securities                                          51,050              31,050
  Total shareholders' equity                                                          105,872              94,835
------------------------------------------------------------------------------------------------------------------

SELECTED STATEMENTS OF INCOME DATA:
  Net interest income                                                               $  17,276           $  13,868
  Net revenues                                                                         24,126              18,146
  Income before taxes and cumulative effect of accounting change                        6,517               4,896
  Net income before cumulative effect of accounting change                              4,158               3,122
  Net income                                                                            3,904               3,122
  Net income per common share - Basic                                                    0.45                0.35
  Net income per common share - Diluted                                                  0.44                0.35
------------------------------------------------------------------------------------------------------------------

SELECTED FINANCIAL RATIOS AND OTHER DATA:
Performance Ratios:
  Net interest margin                                                                   3.67%               3.65%
  Core net interest margin (1)                                                          3.94%               3.84%
  Non-interest income to average assets                                                 1.32%               1.01%
  Non-interest expense to average assets                                                3.07%               2.85%
  Net overhead ratio                                                                    1.75%               1.84%
  Return on average assets                                                              0.75%               0.73%
  Return on average equity                                                             15.39%              13.32%

  Average total assets                                                            $ 2,110,058         $ 1,708,494
  Average shareholders' equity                                                        102,851              94,281
  Average loan-to-average deposit ratio                                                 87.1%               88.4%

Common Share Data at end of period:
  Market price per common share                                                      $  18.63            $  14.25
  Book value per common share                                                           12.29               10.83
  Common shares outstanding                                                         8,616,976           8,752,643

Other Data at end of period:
  Number of:
    Bank subsidiaries                                                                       7                   6
    Non-bank subsidiaries                                                                   3                   3
    Banking offices                                                                        29                  25

------------------------------------------------------------------------------------------------------------------

(1) The core net interest margin excludes the interest expense associated with the Company's Trust Preferred Securities.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

(In thousands)


                                                                        MARCH 31,           December 31,           March 31,
                                                                          2001                  2000                 2000
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                     $  48,152             $  65,413            $  42,664
Federal funds sold and securities purchased under resale agreements           170,696               164,641               97,099
Interest-bearing deposits with banks                                               74                   182                  288
Available-for-Sale securities, at fair value                                  168,365               193,105              210,825
Loans, net of unearned income                                               1,655,543             1,558,020            1,307,796
    Less: Allowance for possible loan losses                                   11,067                10,433                9,359
---------------------------------------------------------------------------------------------------------------------------------
    Net loans                                                               1,644,476             1,547,587            1,298,437
Premises and equipment, net                                                    87,717                86,386               74,891
Accrued interest receivable and other assets                                   36,558                34,722               36,382
Goodwill and other intangible assets, net                                      10,592                10,770               11,305
---------------------------------------------------------------------------------------------------------------------------------

    Total assets                                                          $ 2,166,630            $2,102,806           $1,771,891
=================================================================================================================================


Liabilities and Shareholders' Equity
Deposits:
  Non-interest bearing                                                      $ 182,364             $ 198,319            $ 155,507
  Interest bearing                                                          1,734,392             1,628,257            1,378,154
---------------------------------------------------------------------------------------------------------------------------------
    Total  deposits                                                         1,916,756             1,826,576            1,533,661

Short-term borrowings                                                          14,727                43,639               68,721
Notes payable                                                                  38,875                27,575               14,050
Long-term debt - trust preferred securities                                    51,050                51,050               31,050
Accrued interest payable and other liabilities                                 39,350                51,690               29,574
---------------------------------------------------------------------------------------------------------------------------------

    Total liabilities                                                       2,060,758             2,000,530            1,677,056
---------------------------------------------------------------------------------------------------------------------------------

Shareholders' equity:
  Preferred stock                                                                   -                     -                    -
  Common stock                                                                  8,859                 8,857                8,838
  Surplus                                                                      83,745                83,710               83,487
  Common stock warrants                                                           100                   100                  100
  Treasury stock, at cost                                                      (3,863)               (3,863)              (1,306)
  Retained earnings                                                            17,137                13,835                6,235
  Accumulated other comprehensive loss                                           (106)                 (363)              (2,519)
---------------------------------------------------------------------------------------------------------------------------------
    Total shareholders' equity                                                105,872               102,276               94,835
---------------------------------------------------------------------------------------------------------------------------------

    Total liabilities and shareholders' equity                            $ 2,166,630           $ 2,102,806          $ 1,771,891
=================================================================================================================================

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                   THREE MONTHS ENDED
                                                                       MARCH 31,
                                                                   2001         2000
-----------------------------------------------------------------------------------------
INTEREST INCOME
  Interest and fees on loans                                       $ 36,863     $ 28,738
  Interest bearing deposits with banks                                    2           16
  Federal funds sold and securities purchased under resale agreements 1,122          247
  Securities                                                          3,795        3,308
-----------------------------------------------------------------------------------------
    Total interest income                                            41,782       32,309
-----------------------------------------------------------------------------------------

INTEREST EXPENSE
   Interest on deposits                                              22,172       16,599
   Interest on short-term borrowings and notes payable                1,046        1,107
   Interest on long-term debt - trust preferred securities            1,288          735
-----------------------------------------------------------------------------------------
     Total interest expense                                          24,506       18,441
-----------------------------------------------------------------------------------------

NET INTEREST INCOME                                                  17,276       13,868
Provision for possible loan losses                                    1,638        1,141
-----------------------------------------------------------------------------------------

Net interest income after provision for possible loan losses         15,638       12,727
-----------------------------------------------------------------------------------------

NON-INTEREST INCOME
  Fees on mortgage loans sold                                         1,524          483
  Service charges on deposit accounts                                   547          469
  Trust fees                                                            450          472
  Gain on sale of premium finance receivables                           942        1,241
  Administrative services revenue                                     1,021        1,013
  Net securities gains                                                  286            3
  Other                                                               2,080          597
-----------------------------------------------------------------------------------------
    Total non-interest income                                         6,850        4,278
-----------------------------------------------------------------------------------------

NON-INTEREST EXPENSE
  Salaries and employee benefits                                      8,478        6,335
  Occupancy, net                                                      1,244        1,010
  Equipment expense                                                   1,484        1,149
  Data processing                                                       830          680
  Advertising and marketing                                             307          249
  Professional fees                                                     531          295
  Amortization of intangibles                                           178          178
  Other                                                               2,919        2,213
-----------------------------------------------------------------------------------------
    Total non-interest expense                                       15,971       12,109
-----------------------------------------------------------------------------------------

Income before taxes and cumulative effect of accouting change         6,517        4,896
Income tax expense                                                    2,359        1,774
-----------------------------------------------------------------------------------------

Income before cumulative effect of accounting change                  4,158        3,122
Cumulative effect of accounting change, net of tax                      254            -
-----------------------------------------------------------------------------------------

NET INCOME                                                          $ 3,904      $ 3,122
=========================================================================================

BASIC EARNINGS PER SHARE:
  Income before cumulative effect of accounting change               $ 0.48       $ 0.35
  Cumulative effect of accounting change, net of tax                   0.03            -
-----------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE - BASIC                                  $ 0.45       $ 0.35
=========================================================================================

DILUTED EARNINGS PER SHARE:
  Income before cumulative effect of accounting change               $ 0.47       $ 0.35
  Cumulative effect of accounting change, net of tax                   0.03            -
-----------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE - DILUTED                                $ 0.44       $ 0.35
=========================================================================================

-----------------------------------------------------------------------------------------
CASH DIVIDENDS DECLARED PER COMMON SHARE                             $ 0.07       $ 0.05
=========================================================================================

Weighted average common shares outstanding                            8,615        8,798
Dilutive potential common shares                                        303          213
-----------------------------------------------------------------------------------------
Average common shares and dilutive common shares                      8,918        9,011
=========================================================================================

NET INTEREST INCOME

The following tables present a summary of the Company's net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the three-month periods ended March 31, 2001 and 2000:

                                                        FOR THE QUARTER ENDED                       For the Quarter Ended
                                                            MARCH 31, 2001                              March 31, 2000
                                             -----------------------------------------    ---------------------------------------
(dollars in thousands)                            AVERAGE      INTEREST       RATE            Average       Interest      Rate
----------------------                       ---------------- ------------- ----------    --------------- ------------- ---------

Liquidity management assets (1) (2)            $   319,028     $   4,933         6.27%       $ 228,838     $   3,548        6.24%
Loans, net of unearned income (2)                1,612,617        37,054         9.32          1,309,355      28,844        8.86
                                             ---------------- ------------- ----------    --------------- ------------- ---------
   Total earning assets                          1,931,645        41,987         8.82%       1,538,193        32,392        8.47%
                                             ---------------- ------------- ----------    --------------- ------------- ---------

Interest-bearing deposits                        1,669,942        22,172         5.38%       1,333,012        16,598        5.01%
Short-term borrowings and notes payable             67,897         1,046         6.25           74,048         1,108        6.02
Long-term debt - trust preferred securities         51,050         1,288        10.09           31,050           735        9.47
                                             ---------------- ------------- ----------    --------------- ------------- ---------
   Total interest-bearing liabilities            1,788,889        24,506         5.56%       1,438,110        18,441        5.16%
                                             ---------------- ------------- ----------    --------------- ------------- ---------

Tax-equivalent net interest income                              $ 17,481                                    $ 13,951
                                                              =============                               =============
Net interest margin                                                              3.67%                                      3.65%
                                                                            ==========                                  =========
Core net interest margin (3)                                                     3.94%                                      3.84%
                                                                            ==========                                  =========

-------------------------------

(1) Liquidity management assets include securities, interest earning deposits with banks and federal funds sold.
(2) Interest income on tax-advantaged loans and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the quarters ended March 31, 2001 and 2000 were $205,000 and $83,000, respectively.
(3) The core net interest margin excludes the impact of the Company's Cumulative Trust Preferred Securities.

Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for the Company. Tax-equivalent net interest income for the quarter ended March 31, 2001 totaled $17.5 million, an increase of $3.5 million, or 25%, as compared to the $14.0 million recorded in the same quarter of 2000. This increase mainly resulted from loan growth and management's ability to control funding costs. Tax-equivalent interest and fees on loans for the quarter ended March 31, 2001 totaled $37.1 million, an increase of $8.2 million, or 28%, over the prior year quarterly total of $28.8 million. This growth was predominantly due to a $303 million, or 23%, increase in average total loans.

Net interest margin represents net interest income as a percentage of the average earning assets during the period. For the first quarter of 2001, the net interest margin was 3.67%, an increase of two basis points when compared to the margin of 3.65% in the prior year quarter. The core net interest margin, which excludes the interest expense related to the Company's Trust Preferred Securities, was 3.94% for the first quarter of 2001, and increased ten basis points when compared to the prior year quarterly core margin of 3.84%.

The rate paid on interest-bearing deposits averaged 5.38% for the first quarter of 2001 versus 5.01% for the same quarter of 2000, an increase of 37 basis points. The rate in the first quarter of 2001 reflects a 39 basis point decrease from the rate on interest-bearing deposits in the fourth quarter of 2000. This increase in rate over the same period last year reflects continued increases in market rates throughout most of 2000 and the decrease in rate over the fourth quarter of 2000 reflects the decreases in market rates beginning in the fourth quarter of 2000 and continuing through the first quarter of 2001. The rate paid on short-term borrowings and notes payable increased to 6.25% in the first quarter of 2001 as compared to 6.02% in the same quarter of 2000. The rate on the trust preferred securities in the first quarter of 2001 was 10.09%, compared to 9.47% in the same period of 2000. The increase was due to the issuance of $20.0 million of 10.5% trust preferred securities in June 2000.

The yield on total earning assets for the first quarter of 2001 was 8.82% as compared to 8.47% in 2000, an increase of 35 basis points. The yield on earnings assets is heavily dependent on the yield on loans since average loans comprised approximately 83% of average earning assets. During the first quarter 2001 the yield on loans was 9.32%, a 46 basis point increase when compared to the prior year quarterly yield of 8.86%. The average prime lending rate was 8.62% during the first quarter of 2001 versus 8.69% for the first quarter of 2000. The Company's loan portfolio does not re-price in a parallel fashion to increases in the prime rate due to a portion of the portfolio being longer-term fixed rate loans.

NON-INTEREST INCOME

For the first quarter of 2001, non-interest income totaled $6.9 million and increased $2.6 million over the prior year quarter. Significant increases were realized in fees from the origination and sale of mortgage loans into the secondary market and income from certain covered call option transactions and were partially offset by a decrease in gains from the sale of premium finance receivables.

Fees on mortgage loans sold include income from originating and selling residential real estate loans into the secondary market. For the quarter ended March 31, 2001, these fees totaled $1.5 million, an increase of $1.0 million, or 216%, from the prior year quarter. This increase was due to significantly higher levels of mortgage origination volumes, particularly refinancing activity, caused by the recent decreases in mortgage interest rates. Management expects continuation of higher refinancing activity to continue at least through the next quarter.

The administrative services revenue contributed by Tricom added $1.0 million to total non-interest income in the first quarter of 2001 and was relatively consistent with the level of revenue in the prior year quarter. This revenue comprises income from administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Tricom also earns interest and fee income from providing short-term accounts receivable financing to this same client base, which is included in the net interest income category.

As a result of continued strong loan originations of premium finance receivables, the Company sold approximately $51 million of receivables to an unrelated third party in the first quarter of 2001 and recognized gains of $942,000 related to this activity, compared to the sale of approximately $74 million of premium finance receivables in the first quarter of 2000 that resulted in gains of $1.2 million. The Company has a philosophy of maintaining its average loan-to-deposit ratio in the range of 85-90%. During the first quarter of 2001, the ratio was approximately 87%. Accordingly, the Company sold excess premium finance receivables volume to an unrelated third party financial institution. Consistent with Wintrust's strategy to be asset-driven and the desire to maintain our loan-to-deposit ratio in the aforementioned range, it is probable that similar sales of premium finance receivables will occur in the future.

Service charges on deposit accounts totaled $547,000 for the first quarter of 2001, an increase of $78,000, or 17%, when compared to the same quarter of 2000. This increase was mainly due to a higher deposit base and a larger number of accounts at the banking subsidiaries. The majority of deposit service charges relate to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.

Trust fees totaled $450,000 for the first quarter of 2001, a $22,000, or 5% decrease over the first quarter of 2000. This decrease is reflective of the decrease in value of assets under management as a result of significant decreases in the overall stock market. Wintrust is committed to growing the trust and investment business in order to better service its customers and create a more diversified revenue stream.

Other non-interest income for the first quarter of 2001 totaled $2.1 million and increased $1.5 million over the prior year quarterly total of $597,000. This increase was due primarily to a $1.3 million increase in premium income from certain covered call option transactions. The Company routinely enters into these transactions with the goal of enhancing its overall return on its investment portfolio. The Company generally writes the call options against certain U.S. Treasury and agency issues held in its portfolio for liquidity and other purposes. Also contributing to the increase in other non-interest income was a $150,0000 increase in rental income from equipment leased through the MMF Leasing division of Lake Forest Bank.


NON-INTEREST EXPENSE

Non-interest expense for the first quarter of 2001 totaled $16.0 million and increased $3.9 million, or 32%, from the first quarter 2000 total of $12.1 million. The continued growth and expansion of the de novo banks with additional branches, the opening of the Company's seventh de novo bank (Northbrook Bank & Trust) in November 2000 and the growth in the premium finance business are the major causes for this increase. Since March 31, 2000, total deposits and total loans have increased 25% and 27%, respectively, requiring higher levels of staffing and other costs to both attract and service the larger customer base.

Salaries and employee benefits totaled $8.5 million for the first quarter of 2001, an increase of $2.1 million, or 34%, as compared to the prior year's first quarter total of $6.3 million. This increase was primarily due to the opening of Northbrook Bank & Trust and three additional branch offices since the first quarter of 2000 and increased staffing at the Company's premium finance subsidiary.

Other categories of non-interest expense, such as occupancy costs, equipment expense and data processing, also increased over the prior year first quarter due to the general growth of the Company. Amortization expense related to goodwill and other intangibles totaled $178,000 for the first quarters of 2001 and 2000. Other non-interest expense, which includes loan expenses, correspondent bank service charges, postage, insurance, stationery and supplies, telephone, directors fees, and other sundry expenses, also increased when compared to the prior year quarter due mainly to the factors mentioned earlier.

ASSET QUALITY

Allowance for Possible Loan Losses
A reconciliation of the activity in the balance of the allowance for possible loan losses for the three months ended March 31, 2001 and 2000 is shown as follows (dollars in thousands):

                                                                       THREE MONTHS ENDED MARCH 31,
                                                                     2001                    2000
                                                              --------------------    --------------------

  Balance at beginning of period                                        $  10,433                $  8,783

 Provision for possible loan losses                                         1,638                   1,141

 Charge-offs
  Core banking loans                                                          108                     128
  Indirect automobile loans                                                   286                     311
  Tricom finance receivables                                                   --                       2
  Premium finance receivables                                                 712                     201
                                                              --------------------    --------------------
     Total charge-offs                                                      1,106                     642
                                                              --------------------    --------------------

 Recoveries
  Core banking loans                                                            2                       8
  Indirect automobile loans                                                    54                      43
  Tricom finance receivables                                                   --                      --
  Premium finance receivables                                                  46                      26
                                                              --------------------    --------------------
      Total recoveries                                                        102                      77
                                                              --------------------    --------------------
  Net charge-offs                                                          (1,004)                  (565)
                                                              --------------------    --------------------
  Balance at March 31                                                   $  11,067                $  9,359
                                                              --------------------    --------------------
  Loans at March 31                                                    $1,655,543              $1,307,796
                                                              --------------------    --------------------
  Allowance as a percentage of loans                                        0.67%                   0.72%
                                                              --------------------    --------------------
  Annualized net charge-offs as a percentage of average:
        Core banking loans                                                   0.04%                   0.06%
        Indirect automobile loans                                            0.47%                   0.43%
        Tricom finance receivables                                              --                   0.04%
        Premium finance receivables                                          0.77%                   0.29%
                                                              --------------------    --------------------
            Total loans                                                      0.25%                   0.17%
                                                              --------------------    --------------------

        Annualized provision for
            possible loan losses                                            61.29%                  49.52%
                                                              --------------------    --------------------

The provision for possible loan losses totaled $1.6 million for the first quarter of 2001, an increase of $497,000 from a year earlier. The higher provision was due to a $348 million, or 27%, increase in loan balances compared to March 31, 2000 and a higher level of net charge-offs, primarily in the premium finance portfolio. For the quarter ended March 31, 2001, net charge-offs totaled $1.0 million and increased from the $565,000 of net charge-offs recorded in the same period of 2000. On a ratio basis, net charge-offs as a percentage of average loans increased slightly to 0.25% in the first quarter of 2001 from 0.17% in the same period in 2000 and from 0.24% for the full year 2000. This increase is the result of a higher level of delinquencies in the premium finance receivables portfolio. Management is actively monitoring and pursuing methods to reduce the level of delinquencies in the indirect auto and premium finance portfolios. Management believes the allowance for possible loan losses is adequate to provide for inherent losses in the portfolio. There can be no assurances, however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for possible loan losses will be dependent upon the economy, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors.

Past Due Loans and Non-performing Assets
----------------------------------------
The following table sets forth the Company's non-performing assets at the dates indicated. The information in the table should be read in conjunction with the detailed discussion following the table (dollars in thousands).

                                                           MARCH 31,             December 31,             March 31,
                                                              2001                   2000                    2000
                                                              ----                   ----                    ----
      Past Due greater than 90 days
           and still accruing:
            Core banking loans                                 $  1,778                  $  651                 $  362
            Indirect automobile loans                               350                     397                    466
            Tricom finance receivables                               --                      --                     --
            Premium finance receivables                           4,881                   4,306                  2,273
                                                      ---------------------  ----------------------  ---------------------
                Total                                             7,009                   5,354                  3,101
                                                      ---------------------  ----------------------  ---------------------

      Non-accrual loans:
            Core banking loans                                      720                     770                  1,582
            Indirect automobile loans                               234                     221                    266
            Tricom finance receivables                              112                      --                     --
            Premium finance receivables                           5,872                   3,338                  2,334
                                                      ---------------------  ----------------------  ---------------------
                Total non-accrual loans                           6,938                   4,329                  4,182
                                                      ---------------------  ----------------------  ---------------------

      Total non-performing loans:
            Core banking loans                                    2,498                   1,421                  1,944
            Indirect automobile loans                               584                     618                    732
            Tricom finance receivables                              112                      --                     --
            Premium finance receivables                          10,753                   7,644                  4,607
                                                      ---------------------  ----------------------  ---------------------
                Total non-performing loans                       13,947                   9,683                  7,283
                                                      ---------------------  ----------------------  ---------------------

      Other real estate owned                                        --                      --                     --
                                                      ---------------------  ----------------------  ---------------------

      Total non-performing assets                              $ 13,947                 $ 9,683                $ 7,283
                                                      =====================  ======================  =====================

                                                           MARCH 31,             December 31,             March 31,
                                                              2001                   2000                    2000
                                                              ----                   ----                    ----
      Total non-performing  loans by category as
        a percent of its own respective category:
            Core banking loans                                       0.22%                   0.14%                  0.24%
            Indirect automobile loans                                0.31%                   0.30%                  0.29%
            Tricom finance receivables                               0.60%                      --                     --
            Premium finance receivables                              3.22%                   2.44%                  2.04%
                                                      ---------------------  ----------------------  ---------------------
               Total non-performing loans                            0.84%                   0.62%                  0.56%
                                                      ---------------------  ----------------------  ---------------------

      Total non-performing assets as a
          percentage of total assets                                 0.64%                   0.46%                  0.41%

      Allowance for possible loan losses as
        a percentage of non-performing loans                        79.35%                 107.75%                128.50%


Non-performing Core Banking Loans

Total non-performing loans for the Company's core banking business were $2.5 million, or 0.22%, of the Company's core banking loans as of March 31, 2001, compared to 0.14% and 0.24% as of December 31, 2000 and March 31, 2000, respectively. Non-performing core banking loans consist primarily of a small number of commercial and real estate loans which management believes are well secured and in the process of collection. In fact, the loans comprising the non-performing core loan category total less than 30 individual credits. The small number of such non-performing loans allows management to effectively monitor the status of these credits and work with the borrowers to resolve these problems.


Non-performing Premium Finance Receivables

The table below presents the level of non-performing premium finance receivables as of March 31, 2001 and 2000, and the amount of net charge-offs for the quarters then ended.


                                                                                     MARCH 31,                 March 31,
                                                                                       2001                       2000
                                                                                --------------------      ---------------------

     Non-performing premium finance receivables                                         $10,753,000            $4,607,000
        - as a percent of premium finance receivables                                          3.22%                 2.04%


     Net charge-offs of premium finance receivables                                       $ 666,000             $ 175,000
     - annualized as a percent of premium finance  receivables                                 0.77%                 0.29%


The increase in non-performing premium finance receivables over the course of recent quarters is primarily a result of a proportionately large number of delinquent accounts associated with new business derived from a marketing arrangement entered into in July, 1999. Management identified the issue in the second half of 2000 and began to take corrective measures to eliminate a significant number of these new business relationships that were generating disproportionately high delinquencies. Specifically, the Company has eliminated more than 1,300 relationships with insurance agents that were referring new business to our premium finance subsidiary. The volume associated with this business includes a large number of small balance accounts which place an increased burden on the collection efforts of the premium finance subsidiary. The impact of this prior business is still reflected in the non-performing asset totals as these accounts customarily take 60-150 days to convert the collateral held by insurance company into cash collections. Because of the longer-term nature of converting the collateral to cash, we believe our corrective actions and increased resources devoted to collections should result in significant improvement during the second quarter of 2001 and that the non-performing totals have reached their peak in the first quarter. As such, the delinquency levels should show improvement over the next two quarters.

The ratio of non-performing premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for premium finance receivables, it customarily takes 60-150 days to convert the collateral into cash collections. Accordingly, the level of non-performing premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, the Company has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.


Non-performing Indirect Automobile Loans

Total non-performing indirect automobile loans were $584,000 at March 31, 2001, decreasing from $618,000 at December 31, 2000 and $732,000 at March 31, 2000. The ratio of these non-performing loans to total indirect automobile loans has increased slightly to 0.31% of total indirect automobile loans at March 31, 2001 from 0.30% at December 31, 1999 and 0.29% at March 31, 2000. The increase in the ratios despite a decrease in the amount of non-performing loans is reflective of the runoff in this portfolio. As noted in the Allowance for Possible Loan Losses table, net charge-offs as a percent of total indirect automobile loans increased slightly from 0.43% in the first quarter of 2000 to 0.47% in the first quarter of 2001. These ratios continue to be below standard industry ratios for this type of loan category.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements related to the Company's financial performance that are based on estimates. The Company intends such forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Actual results could differ materially from those addressed in the forward-looking statements due to factors such as changes in economic conditions, competition, or other factors, that may influence the anticipated growth rate of loans and deposits, the quality of the loan portfolio and loan and deposit pricing, unanticipated changes in interest rates that negatively impact net interest income, future events that may cause unforeseen loan or lease losses, slower than anticipated development and growth of Tricom and the new trust and investment business, unanticipated changes in the temporary staffing industry, the ability to adapt successfully to technological changes to compete effectively in the marketplace, and the ability to attract and retain experienced senior management. Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements.